UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nuveen New York AMT-Free Quality Municipal Income Fund

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Nuveen New York AMT-Free Quality Municipal Income Fund Announces Leading Independent Proxy Advisory Firm, Institutional Shareholder Services, Fully Supports Nuveen’s Board Nominees and Recommends Against Dissident Proposal

NEW YORK, August 7, 2024 – Nuveen announced today that Institutional Shareholder Services Inc. (ISS), a leading independent proxy advisory firm, recommended that shareholders vote on the WHITE proxy card FOR ALL Board nominees of Nuveen New York AMT-Free Quality Municipal Income Fund (NYSE: NRK), and AGAINST the proposal to terminate Nuveen as the investment advisor put forth by a dissident shareholder in connection with the Fund’s annual meeting scheduled for August 15, 2024.

ISS specifically recommended that shareholders vote FOR ALL of the Board’s independent and qualified nominees: Joanne T. Medero, Loren M. Starr and Matthew Thornton III. In its support for the Board’s nominees, ISS has also rejected the nominees submitted by the dissident.

“NRK’s qualified Trustees have a track record of stewarding the Fund for the benefit of all shareholders, and Nuveen’s experienced investment management team has delivered consistent outperformance while the Fund continues to meet its investment objective of generating attractive and reliable distributions. We appreciate that ISS has recommended that shareholders vote for all of the Board’s nominees and for Nuveen to continue as investment adviser. We thank shareholders for their ongoing support ahead of the Fund’s upcoming annual meeting,” said Dave Lamb, Head of Nuveen Closed-End Funds.

PROTECT YOUR FUND AND YOUR INVESTMENT

VOTE FOR YOUR TRUSTEES ON THE WHITE PROXY CARD TODAY.

Vote for Nuveen’s three Class III Board Members.

Vote against Karpus’ proposal to terminate the Fund’s investment advisory agreement.

Do not sign or return any card sent to you by Karpus, even to vote “against” or to “withhold” or to “abstain” with respect to the dissident’s proposal. Only your latest proxy will be counted.

If you have any questions about the proposals or the voting instructions, please feel free to contact Georgeson LLC, the Funds’ proxy solicitor, at (866) 679-3234.

For more information, please visit Nuveen’s CEF homepage www.nuveen.com/closed-end-funds or contact:

Financial Professionals:

800-752-8700

Investors:

800-257-8787

Media:

media-inquiries@nuveen.com

About Nuveen

Nuveen, the investment manager of TIAA, offers a comprehensive range of outcome-focused investment solutions designed to secure the long-term financial goals of institutional and individual investors. Nuveen has $1.2 trillion in assets under management as of 30 June 2024 and operations in 27 countries. Its investment specialists offer deep expertise across a comprehensive range of traditional and alternative investments through a wide array of vehicles and customized strategies. For more information, please visit www.nuveen.com.

Nuveen Securities, LLC, member FINRA and SIPC.

The information contained on the Nuveen website is not a part of this press release.

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